Exhibit 10.41

AMENDMENT NO 1 TO THE

FIFTH AMENDED AND RESTATED

JOINT VENTURE AGREEMENT OF

ELDORADO CASINO SHREVEPORT JOINT VENTURE

(FORMERLY KNOWN AS

THE “QUEEN OF NEW ORLEANS AT THE

HILTON JOINT VENTURE,” “QNOV” and

“HOLLYWOOD CASINO SHREVEPORT”)

THIS AMENDMENT NO. 1 TO THE FIFTH AMENDED AND RESTATED JOINT VENTURE AGREEMENT OF ELDORADO CASINO SHREVEPORT JOINT VENTURE is entered into as of November 29, 2007, by and among Eldorado Shreveport #1, LLC, a Nevada limited liability company (“Eldorado I”), Eldorado Shreveport #2, LLC, a Nevada limited liability company (“Eldorado II”), and Shreveport Gaming Holdings, Inc., a Delaware corporation (“SGHI”). Unless the context otherwise requires, terms that are capitalized and not otherwise defined shall have the meanings set forth or cross-referenced in ARTICLE I of the Fifth Amended and Restated Joint Venture Agreement of Eldorado Casino Shreveport Joint Venture entered into as of July 22, 2005, by and among Eldorado I, Eldorado II and SGHI (the “Agreement”).

PRELIMINARY STATEMENT

A. The holders of a majority in aggregate principal amount of the First Mortgage Notes consented to an amendment and restatement of Section 4.12 of the Amended and Restated Indenture, dated as of July 21, 2005 by and among Eldorado Casino Shreveport Joint Venture (the “Venture”), Shreveport Capital Corporation (“Capital”), the guarantors listed on the signature page thereof and U.S. Bank National Association, as trustee (as amended, the “Indenture”) to exclude from the provisions of Section 4.12 of the Indenture payments of principal, premium, if any, and interest on the First Mortgage Notes made in accordance with Section 4.01 of the Indenture.

B. Section 4.12 of the Indenture was amended and restated by a supplemental indenture, dated November 15, 2007 by and among the Venture, Capital, Eldorado I, Eldorado II and U.S. Bank National Association, as trustee, to exclude from the provisions of Section 4.12 of the Indenture payments of principal, premium, if any, and interest on the First Mortgage Notes made in accordance with Section 4.01 of the Indenture (the “Supplemental Indenture”).

C. Section 2.13 of the Agreement includes a covenant similar to the one contained in Section 4.12 of the Indenture prior to the execution of the Supplemental Indenture.

D. Eldorado I, Eldorado II and SGHI desire to amend and restate Section 2.13 of the Agreement to permit payments of principal, premium, if any, and interest on First Mortgage Notes held by Affiliates in accordance with the terms of the Indenture as amended by the Supplemental Indenture and without the necessity of compliance with the provisions of Section 2.13 of the Agreement.

NOW, THEREFORE, in consideration of the premises and the mutual agreements herein contained, the Agreement is hereby amended as follows:

1. Section 2.13 of the Agreement is amended and restated in its entirety to read as follows:

“2.13. Transactions with Affiliates. The Venture shall not, and shall not permit any of its Subsidiaries to, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliates (each, an “Affiliate Transaction”), unless: (a) such Affiliate Transaction is on terms that are no less favorable to the Venture or the relevant Subsidiary than those that would have been obtained in a comparable transaction by the Venture or such Subsidiary with an unrelated Person; and (b) the Venture delivers to each Partner that is not an Affiliate of the party to the Affiliate Transaction:

(i) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $1,000,000, a certificate of the Managing Partner to the effect that such Affiliate Transaction complies with this Section 2.13 and that such Affiliate Transaction has been approved by the Managing Partner; and

(ii) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $5,000,000, an opinion as to the fairness to the Venture of such Affiliate Transaction from a financial point of view issued by an accounting, appraisal or investment banking firm of national standing.

The foregoing provisions of this Section 2.13 shall not apply to the following: (a) payments made pursuant to, or any other transactions contemplated by, the Management Agreement; (b) purchases of goods and services in the ordinary course of business on terms that are no less favorable to the Venture or its Subsidiaries than would be reasonably expected to be obtained from an unrelated third party and in an amount not to exceed $1,000,000 per year; (c) transactions between or among the Venture and any of its Subsidiaries; (d) Additional Capital Contributions or distributions permitted by the terms of this Agreement; (e) reasonable fees and compensation (including bonuses, retirement plans and securities, stock options and stock ownership plans) paid or issued to and indemnities provided on behalf of officers, directors, employees or consultants of the Venture or any Subsidiary in the ordinary course of business; and (f) payments of principal, premium, if any, and interest on the First Mortgage Notes made in accordance with Section 4.01 of the Amended and Restated Indenture, dated as of July 21, 2005 by and among the Venture, Capital, the guarantors listed on the signature page thereof and U.S. Bank National Association, as trustee.”

2. Counterparts. This Amendment may be executed in as many counterparts as necessary or convenient, and by the different parties on separate counterparts each of which, when so executed, shall be deemed an original but all such counterparts shall constitute but one and the same agreement.

3. Confirmation. In all other respects, the terms of the Agreement are hereby confirmed.

IN WITNESS WHEREOF, the parties have entered into this Amendment as of the date first above written, effective as of such date.

ELDORADO SHREVEPORT #1, LLC a Nevada limited liability company

By:	/s/ Gary L. Carano

ELDORADO SHREVEPORT #2, LLC a Nevada limited liability company

By:	/s/ Gary L. Carano

SHREVEPORT GAMING HOLDINGS, INC. a Delaware corporation

By:	/s/ John C. Hull